UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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First Cash Financial Services, Inc.
(Name of Registrant as Specified in its Charter)
__________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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First Cash Financial Services, Inc.
690 East Lamar Boulevard, Suite 400
Arlington, Texas 76011
_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 22, 2015

To Our Stockholders:

We cordially invite you to attend the Annual Meeting of Stockholders of First Cash Financial Services, Inc. (the “Company”). Our 2015 Annual Meeting will be held at the Company’s corporate offices located at 690 East Lamar Boulevard, Suite 400, Arlington, Texas 76011 at 10:00 a.m. CDT on Monday, June 22, 2015, for the following purposes:

1.	To elect Mr. Rick L. Wessel as a director of the Company;

2.	To ratify the selection of Hein & Associates LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015;

3.	To re-approve the material terms of performance for qualified performance-based awards under the Company’s Executive Performance Incentive Plan;

4.	To consider an advisory vote to approve the compensation of the Company’s named executive officers; and

5.	To transact such other business as may properly come before the meeting.

You should read with care the attached Proxy Statement, which contains detailed information about these proposals. As in previous years, the Company will furnish proxy materials to its stockholders primarily through the Internet. The Company will mail a Notice of Internet Availability of Proxy Materials (“Notice”) to most of its stockholders, which will contain instructions on how to access proxy materials on the Internet and vote. The Notice will also describe how to request a paper copy of proxy materials or electronic delivery of materials via e-mail, free of charge. Stockholders who have previously elected delivery of the Company’s proxy materials electronically will receive an e-mail with instructions on how to access these materials electronically. Stockholders who have previously elected to receive a paper copy of the Company’s proxy materials will receive a full paper set of these materials by mail.

Common stockholders of record at the close of business on April 24, 2015 will be entitled to notice of and to vote at the meeting.

Your vote is important, and accordingly, we urge you to complete the on-line voting procedures as described on the proxy card or you can sign, date and return the proxy card in the enclosed postage-paid envelope. The fact that you have voted on-line or returned your proxy in advance will in no way affect your right to vote in person should you attend the meeting. However, by signing and returning the proxy, you have assured representation of your shares.

We hope that you will be able to join us on June 22.

Very truly yours,

Arlington, Texas	Rick L. Wessel
April 30, 2015	Chairman of the Board, Chief Executive Officer and President

First Cash Financial Services, Inc.
690 East Lamar Boulevard, Suite 400
Arlington, Texas 76011
_______________

PROXY STATEMENT
for
Annual Meeting of Stockholders
_______________

GENERAL INFORMATION

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors (“Board of Directors”) of First Cash Financial Services, Inc., a Delaware corporation (the “Company”), for use at the 2015 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Company’s corporate offices located at 690 East Lamar Boulevard, Suite 400, Arlington, Texas 76011 at 10:00 a.m. CDT, on Monday, June 22, 2015, and at any adjournments thereof, for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company is mailing a printed copy of this Proxy Statement, a proxy card and the 2014 Annual Report of the Company to certain of its registered stockholders who have not consented to electronic delivery of their proxy materials on or about April 30, 2015, and a Notice of Internet Availability to all other stockholders beginning May 4, 2015.

The close of business on April 24, 2015 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of the record date, there were 28,195,392 shares of the Company’s common stock, par value $.01 per share (“Common Stock”), issued and outstanding. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purposes of determining the presence of a quorum. A broker non-vote occurs when a bank, broker or other nominee who holds shares for another person returns a proxy but does not vote on a particular item, usually because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

Each share of Common Stock is entitled to one vote on all questions requiring a stockholder vote at the Annual Meeting. The votes required to act on each proposal at the Annual Meeting are summarized below.

Item 1 Election of Director. A plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of the election of directors under Item 1 as set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders may not cumulate their votes in the election of directors. Abstentions and broker non-votes will not be counted as having been voted on Item 1 and will have no effect on the outcome of the vote.

Item 2 Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the selection of the Company’s independent public accountants under Item 2 as set forth in the accompanying Notice of Annual Meeting of Stockholders. The ratification of the selection of Hein & Associates LLP as the Company’s independent public accountants for the year ending December 31, 2015 is a discretionary matter and brokers will be permitted to vote uninstructed shares as to such matter. Broker non-votes are not considered entitled to vote on this proposal and therefore have no effect on the outcome of the vote on the proposal. Abstentions will have the same effect as votes against Item 2.

Item 3 Re-Approval of the Material Terms of Performance Goals For Qualified Performance-Based Awards Under the Executive Performance Incentive Plan. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the re-approval of the material terms of certain performance goals under Item 3 as set forth in the accompanying Notice of Annual Meeting of Stockholders. Broker non-votes are not considered entitled to vote on this proposal and therefore have no effect on the outcome of the vote on the proposal. Abstentions will have the same effect as votes against Item 3.

Item 4 Advisory Vote on Executive Compensation. The non-binding resolution to approve the compensation of the Company’s named executive officers will be approved if a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting vote in favor of the proposal. Broker non-votes are not considered entitled to vote on this proposal and therefore have no effect on the outcome of the vote on the proposal. Abstentions will have the same effect as votes against Item 4.

Stockholder Proposals. If any stockholder proposal is properly presented at the Annual Meeting, the stockholder proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Broker non-votes will not be counted as having been voted on such a proposal, and will have no effect on the outcome of the vote on the proposal. Abstentions will have the same effect as votes against any stockholder proposal.

If you are a stockholder of record, you may vote in person at the Annual Meeting, or by proxy without attending the Annual Meeting. You may vote by mail by signing, dating and returning your proxy card in the enclosed prepaid envelope. You may also vote over the Internet or by telephone. The proxy card the Company mails you will instruct you on how to vote over the Internet or by telephone. If you hold your shares in an account through a broker or other nominee in “street name,” you should complete, sign and date the voting instruction card that your broker or nominee provides to you or as your broker or nominee otherwise instructs.

All shares represented by properly executed proxies, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted to: (i) ELECT MR. RICK L. WESSEL AS DIRECTOR; (ii) RATIFY THE SELECTION OF HEIN & ASSOCIATES LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2015; (iii) RE-APPROVE THE MATERIAL TERMS OF PERFORMANCE GOALS FOR QUALIFIED PERFORMANCE-BASED AWARDS UNDER THE EXECUTIVE PERFORMANCE INCENTIVE PLAN; (iv) APPROVE THE ADVISORY PROPOSAL ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS; AND (v) TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by the execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting.

ANNUAL REPORT

The Annual Report on Form 10-K, covering the Company’s fiscal year ended December 31, 2014, including audited financial statements, is enclosed herewith. The Annual Report on Form 10-K does not form any part of the material for solicitation of proxies.

The Company’s website can be accessed at www.firstcash.com, where a link to the Annual Report on Form 10-K is available on the Investor Relations page of the website (www.firstcash.com/investors). The Company will provide, without charge, a printed copy of its Annual Report on Form 10-K upon written request to R. Douglas Orr, Chief Financial Officer, at 690 East Lamar Boulevard, Suite 400, Arlington, Texas 76011. The Company will provide exhibits to its Annual Report on Form 10-K, upon payment of the reasonable expenses incurred by the Company in furnishing such exhibits.

ITEM 1

TO ELECT ONE DIRECTOR

The Bylaws of the Company provide that the Board of Directors will determine the number of directors, but shall consist of at least one director and no more than 15 directors. The stockholders of the Company elect the directors. At each annual meeting of the stockholders of the Company, successors of the class of directors whose term expires at the annual meeting will be elected for a three-year term. Any director elected to fill a vacancy or newly created directorship resulting from an increase in the authorized number of directors shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director. Any vacancy on the Board of Directors howsoever resulting may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. The stockholders will elect one director for the coming year, Mr. Rick L. Wessel. Mr. Wessel presently serves as a director of the Company and will be appointed for a term of three years.

Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominee listed herein. Although the Board of Directors does not contemplate that the nominee will be unable to serve, if such a situation arises prior to the Annual Meeting, the person named in the enclosed proxy will vote for the election of such other person as may be nominated by the Board of Directors.

The Board of Directors of the Company currently consists of four directors divided into three classes. At each annual meeting of stockholders, one class is elected to hold office for a term of three years. Directors serving until the earlier of (i) resignation or (ii) expiration of their terms at the annual meeting of stockholders in the years indicated as follows: 2015 - Mr. Rick L. Wessel; 2016 - Mr. Gabriel Guerra Castellanos; and 2017 - Messrs. Mikel D. Faulkner and Randel G. Owen.

The director standing for election at this year’s Annual Meeting of Stockholders is as follows:

Rick L. Wessel, age 56, has served as chairman of the board of directors of the Company since October 2010, as chief executive officer (“CEO”) since November 2006, as president since May 1998 and has been a director since November 1992. He previously served as vice chairman of the board from November 2004 to October 2010 and secretary and treasurer of the Company from May 1992 to November 2006 and the Company’s chief financial officer (“CFO”) from May 1992 to December 2002. Prior to February 1992, Mr. Wessel was employed by Price Waterhouse LLP for approximately nine years.

The Board of Directors believes that Mr. Wessel is qualified to serve as a director of the Company based on his experience as the CEO of the Company, his prior service as CFO of the Company and his extensive knowledge and experience of the Company’s business.

Directors Not Standing For Election

Mikel D. Faulkner, age 65, was appointed to the Board of Directors in 2009. He has served as chief executive officer of HKN, Inc. (OTCQB: HKNI) since 1982 and president of HKN since 2003. HKN, Inc., formerly Harken Energy Corporation, is an independent energy company. Since 2002, Mr. Faulkner has also served as chairman of the board of directors of Global Energy Development PLC, a quoted company on the London Stock Exchange (AIM). The Company believes that Mr. Faulkner is qualified to serve as a director of the Company based on his experience as a chief executive officer and board member for publicly-held, multi-national corporations.

Randel G. Owen, age 56, was appointed to the Board of Directors in 2009. Mr. Owen has served as the chief financial officer and executive vice president of Envision Healthcare Holdings, Inc. (NYSE: EVHC) since May 2011 and the chief operating officer since September 2012. He served as chief financial officer since February 2005 and as executive vice president since December 2005 of EVHC and held other senior executive and financial positions with its predecessor companies since 2001. The Company believes that Mr. Owen is qualified to serve as a director of the Company based on his experience as the principal financial and accounting officer for a publicly-held corporation.

Gabriel Guerra Castellanos, age 53, was appointed to the Board of Directors in January 2014. Mr. Guerra is the founder and president of Guerra Castellanos & Asociados, one of Mexico’s leading public relations firms. He previously served as president and chief executive officer of Edelman Public Relations for Mexico and Latin America and as managing director of the Mexico office for Ray & Berndtson. Mr. Guerra has an extensive background in the Mexican Public Service, having served in various international diplomatic assignments, such as Consul General of Mexico in Toronto, Canada and as Press Counselor in the Mexican embassy in Germany. He served as Director of International Media at the office of the President of Mexico from 1992 to 1995. The Company believes that Mr. Guerra is qualified to serve as a director of the Company based on his experience as a chief executive officer and senior executive of several companies based in Mexico.

Required Vote

Proxies will be voted for the election of Mr. Wessel as director of the Company unless otherwise specified in the proxy. A plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting will be necessary to elect the nominee as a director. If, for any reason, any nominee is unable or unwilling to serve, the proxies will be voted for a substitute nominee who will be designated by the Board of Directors at the Annual Meeting. Stockholders may abstain from voting by marking the appropriate boxes on the accompanying proxy. Abstentions will be counted separately and used for purposes of calculating whether a quorum is present at the Annual Meeting. The Company has adopted a voting policy for non-contested director elections, which is described below in the “Corporate Governance and Board Matters” section.

Recommendation of the Board of Directors

The Nominating and Corporate Governance Committee of the Board and the entire Board of Directors unanimously recommend a vote “FOR” the election of Mr. Rick L. Wessel as a director of the Company.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors, Committees and Meetings

The Board of Directors held four meetings during the year ended December 31, 2014. Messrs. Wessel, Faulkner and Owen each attended, either telephonically or in person, all of the meetings of the Board of Directors during the year ended December 31, 2014. Mr. Guerra joined the Board of Directors effective January 23, 2014, and attended, either telephonically or in person, all of the Board of Directors meetings during such time as he served as a director in 2014. Members of the Board of Directors are encouraged to attend the Company’s annual meeting; however, attendance is not mandatory. Mr. Wessel attended last year’s Annual Meeting.

During 2014, the Audit, Compensation and Nominating and Corporate Governance Committees each consisted of Mr. Faulkner, Mr. Owen and Mr. Guerra. The Audit Committee held four meetings during the year ended December 31, 2014, the Compensation Committee held four meetings during the year ended December 31, 2014, and the Nominating and Corporate Governance Committee held two meetings during the year ended December 31, 2014.

Audit Committee. The Audit Committee is responsible for the oversight of the Company’s accounting and financial reporting processes. This includes the selection and engagement of the Company’s independent registered public accounting firm and review of the scope of the annual audit, audit fees and results of the audit. The Audit Committee reviews and discusses with management and the Board of Directors such matters as accounting policies, internal accounting controls, procedures for preparation of financial statements and other financial disclosures, scope of the audit, the audit plan and the independence of such accountants. In addition, the Audit Committee has oversight over the Company’s internal audit function. The Board of Directors has determined that Messrs. Faulkner and Owen are Audit Committee financial experts as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and each member of the Audit Committee is independent under the listing standards of The NASDAQ Global Select Stock Market (“NASDAQ”). The Board of Directors has adopted a charter for the Audit Committee which is available to stockholders as described below.

Compensation Committee. The Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s CEO, evaluating the CEO’s performance in light of those goals and objectives, and recommending to the Board of Directors for approval the CEO’s compensation. The Committee is also responsible for recommending to the Board of Directors for approval the compensation of all other executive officers of the Company. In addition, the Compensation Committee oversees and approves issuances under the Company’s stock option plans, incentive compensation plans and tax-qualified employee benefit plans.

The Board of Directors has adopted a charter for the Compensation Committee which is available to stockholders as described below. Pursuant to its charter, the Compensation Committee may delegate all or a portion of its duties and responsibilities to one or more subcommittees consisting of one or more of its members. For more information regarding the Compensation Committee’s process and procedures for consideration of executive compensation, see the “Compensation Discussion and Analysis” section below.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors concerning the governance structure and practices of the Company, including the size of the Board of Directors and the size and composition of various committees of the Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for identifying individuals believed to be qualified to become directors, and to recommend to the Board of Directors the nominees to stand for election as directors at the Annual Meeting of Stockholders. The Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee which is available to stockholders as described below.

Each of the Company’s committee charters is publicly available and can be accessed on the Company’s website at www.firstcash.com. Copies of the Company’s committee charters are also available, free of charge, by submitting a written request to First Cash Financial Services, Inc., Investor Relations, 690 East Lamar Boulevard, Suite 400, Arlington, Texas 76011.

Directors’ Fees

For the year ended December 31, 2014, the independent directors received compensation for service as a director and attending the meetings of the Board of Directors and committee meetings. In addition, the directors were reimbursed for their reasonable expenses incurred for each Board of Directors and committee meetings attended. See “Compensation of Directors” for a summary of the fees paid to the independent directors.

Code of Ethics

The Company has adopted a Code of Ethics that applies to all of its directors, officers, and key employees. The Company intends to disclose future amendments to, or waivers from, provisions of its Code of Ethics on its website in accordance with applicable NASDAQ and the Securities and Exchange Commission (“SEC”) requirements. The Code of Ethics is publicly available and can be accessed on the Company’s website at www.firstcash.com. Copies of the Company’s Code of Ethics are also available, free of charge, by submitting a written request to First Cash Financial Services, Inc., Investor Relations, 690 East Lamar Boulevard, Suite 400, Arlington, Texas 76011.

Director Election (Majority Voting) Policy

The Company has adopted a Director Election (Majority Voting) Policy. Pursuant to this policy, in an uncontested election of directors (that is, an election where the number of nominees is equal to the number of seats open) any nominee for director who receives a greater number of “WITHHOLD” votes than “FOR” votes for his election must promptly submit an offer of resignation to the Nominating and Corporate Governance Committee following the certification of the stockholder vote for consideration in accordance with the following procedures.

The Nominating and Governance Committee will consider any tendered resignation and, promptly following the date of the stockholders’ meeting at which the election occurred, will make a recommendation to the Board of Directors concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board of Directors, the Nominating and Governance Committee will consider all factors deemed relevant by the members of the Nominating and Governance Committee including, without limitation, the stated reason or reasons why stockholders who cast “withhold” votes for the director did so, the qualifications of the director (including, for example, the impact the director’s resignation would have on the Company’s compliance with the requirements of the SEC and the rules of the NASDAQ), and whether the director’s resignation from the Board of Directors would be in the best interests of the Company and its stockholders.

The Nominating and Governance Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as members of the committee deem appropriate including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating and Governance Committee to have substantially resulted in the “withheld” votes.

Director Independence

The Board of Directors has determined that, with the exception of Mr. Wessel, CEO and president of the Company, all of its directors, including all of the members of the Audit, Compensation, and Nominating and Corporate Governance Committees, are “independent” as defined by NASDAQ and the SEC and for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). No director is deemed independent unless the Board of Directors affirmatively determines that the director has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making its determination, the Board of Directors observes all criteria for independence established by the rules of the SEC and NASDAQ.

Oversight of Risk Management

The Board of Directors is responsible for overseeing and monitoring the material risks facing the Company. In its oversight role, the Board of Directors regularly reviews the Company’s strategic initiatives, which address, among other things, the risks and opportunities facing the Company. The Board of Directors also has overall responsibility for executive officer succession planning and reviews succession plans from time to time. The Board of Directors has delegated certain risk management oversight responsibility to its committees. As part of its responsibilities set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies.

The Compensation Committee reviews the risks and rewards associated with the Company’s compensation programs. The Compensation Committee designs compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. While these performance-based compensation and equity programs have been designed and administered in a manner that discourages undue risk-taking by employees, the Compensation Committee believes these programs create appropriate incentives to increase long-term stockholder value. The Compensation Committee has discussed the concept of risk as it relates to the compensation programs and the Compensation Committee does not believe the compensation programs encourage excessive or inappropriate risk taking for the following reasons:

•
The Company structures its pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income independent of the Company’s stock price performance so that executives do not feel pressured to focus exclusively on short-term stock price performance to the long-term detriment of other important business decisions and metrics. The variable portions of compensation (incentive-based cash awards and equity awards) are designed to reward both short- and long-term corporate performance. For short-term performance, the Company utilizes annual incentive-based cash awards that are based primarily on achieving earnings per share and/or EBITDA from continuing operations targets, with additional targets related to the achievement of store additions and/or other strategic objectives. The Company defines EBITDA from continuing operations as net income (loss) before income (loss) from discontinued operations net of tax, income taxes, depreciation and amortization, interest expense and interest income. For long-term performance, the Company grants restricted stock awards with annual, multi-year vesting periods tied to the achievement of long-term earnings growth targets. The Company believes that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce both superior short and long-term corporate results. The fixed element is also believed to be appropriate so that the executives are not encouraged to take unnecessary or excessive risks achieving corporate objectives.

•
Because earnings targets such as EBITDA from continuing operations, net income, and earnings per share are the primary performance measures for determining incentive payments, the Company believes its executives are encouraged to take a balanced approach that focuses on corporate profitability, rather than other measures which may incite management to drive sales or growth targets without regard to cost structure. If the Company is not profitable at a reasonable level, there are no payouts under the annual incentive cash award program.

•
The Company typically caps cash payments for most goals under its annual incentive plan, which the Company believes also mitigates excessive risk taking. Even if the Company dramatically exceeds its targets, bonus payouts are generally limited by such caps. Conversely, the Company has a floor on earnings and growth targets so that performance below a certain level (as approved by the Compensation Committee) does not permit bonus payouts.

•
The Company’s incentive compensation programs have been structured primarily around the attainment of earnings targets for many years and the Company has seen no evidence that it encourages unnecessary or excessive risk taking.

•
The Company believes that use of distinct long-term incentive plans, primarily restricted stock awards, with performance-based vesting over a number of years, provides a strong incentive for sustained operational and financial performance.

•
The Compensation Committee has discretion to adjust payouts under both the annual and long-term performance plans to reflect the core operating performance of the business, but prohibits discretion for payouts above stated maximum awards.

Board Leadership Structure

The Board of Directors recognizes that the leadership structure and combination or separation of the CEO and chairman roles is driven by the needs of the Company at any point in time. The Board of Directors does not believe there should be a fixed rule as to whether the offices of chairman and CEO should be vested in the same person or two different people, or whether the chairman should be an employee of the Company or should be elected from among the non-employee directors. The needs of the Company and the individuals available to fulfill these roles may dictate different outcomes at different times, and the Board of Directors believes that retaining flexibility in these decisions is in the best interest of the Company and its stockholders.

The Board of Directors has determined that the Company and its stockholders are currently best served by having one person serve as both chairman and CEO as it allows for a bridge between the Board of Directors and management and provides critical leadership for carrying out the Company’s strategic initiatives and confronting its challenges. Mr. Wessel’s service as chairman facilitates the Board of Directors’ decision-making process because Mr. Wessel has first-hand knowledge of the Company’s operations and the major issues facing the Company, and he chairs the Board meetings where the Board of Directors discusses strategic and business issues. Mr. Wessel is the only member of executive management who is also a director. The Board of Directors does not have a lead independent director.

Director Qualifications

In discharging its responsibilities to nominate candidates for election to the Board of Directors, the Nominating and Corporate Governance Committee has not specified any minimum qualifications for serving on the Board of Directors. However, the Nominating and Corporate Governance Committee endeavors to evaluate, propose and approve candidates, including those recommended by stockholders, with business experience and personal skills in finance, marketing, financial reporting and other areas that may be expected to contribute to an effective Board of Directors. The Nominating and Corporate Governance Committee seeks to assure that the Board of Directors is composed of individuals who have experience relevant to the needs of the Company and who have the highest professional and personal ethics, consistent with the Company’s values and standards. Candidates should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all stockholders.

Although there is no specific policy on considering diversity, the Board of Directors and the Nominating and Corporate Governance Committee take various diversity-related considerations into account in the selection criteria for new directors. The Nominating and Corporate Governance Committee seeks members from diverse professional backgrounds to combine a broad spectrum of experience and expertise with a reputation for integrity. Some additional considerations may include national origin, gender, race, functional background and the diversity of perspectives that the candidate would bring to the Board of Directors.

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee will utilize a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee will also consider properly submitted stockholder nominations for candidates for the Board of Directors. The procedures to be followed by stockholders in submitting such nominations are set forth in the “Stockholder Proposals” section. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.

Procedure for Stockholder Communications with Directors

The Board of Directors has established a procedure for stockholders to send communications to the Board of Directors. Stockholders may communicate with the Board of Directors generally or with a specific director at any time by writing to the Company’s Corporate Secretary at the Company’s address, 690 East Lamar Boulevard, Suite 400, Arlington, Texas 76011. The Secretary will review all messages received and will forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the Board of Directors. Communications will be sent as soon as practicable to the director to whom they are addressed, or if addressed to the Board of Directors generally, to the chairman of the Nominating and Corporate Governance Committee. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest will not be forwarded to the Board of Directors. The Corporate Secretary has the option, but not the obligation, to forward these other communications to appropriate channels within the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of April 24, 2015, the number and percentage of outstanding shares of Common Stock owned by: (a) each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; (b) each of the Company’s directors or director nominees; (c) the named executive officers as defined in Item 402 of Regulation S-K; and (d) all directors and executive officers, as a group. As of April 24, 2015, there were 28,195,392 shares of Common Stock issued and outstanding.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To the best of the Company’s knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

		Shares Beneficially Owned
Name		Number	Percent
BlackRock Inc.	(1)	2,901,183	10.29%
Genesis Asset Managers, LLP	(2)	2,726,456	9.67
Thornburg Investment Management Inc	(3)	1,837,198	6.52
The Vanguard Group	(4)	1,795,451	6.37

Officers and Directors:
Rick L. Wessel	(5)	909,700	3.20
R. Douglas Orr	(6)	211,000	0.75
Raul R. Ramos	(7)	34,284	*
Sean D. Moore	(8)	12,135	*
Peter H. Watson		500	*
Mikel D. Faulkner		—	—
Gabriel Guerra Castellanos		—	—
Randel G. Owen		—	—

Executive officers and directors as a group
(8 persons, including the nominee for director)		1,167,619	4.08%

* Ownership percentage is less than 0.5%

(1)	According to Schedule 13G filed with the SEC on January 9, 2015, BlackRock Inc. beneficially owns 2,901,183 shares. BlackRock Inc.’s address is 55 East 52nd Street, New York, NY 10022.

(2)
According to current publicly available shareholder reporting services obtained on April, 14, 2015, Genesis Asset Managers, LLP beneficially owns 2,726,456 shares. Genesis Asset Managers, LLP’s address is Heritage Hall, Le Marchant Street, St. Peter Port, Guernsey, Channel Islands, X0, GY1 4HY, UK.

(3)
According to Schedule 13G filed with the SEC on February 3, 2015, Thornburg Investment Management Inc. beneficially owns 1,837,198 shares. Thornburg Investment Management Inc.’s address is 2300 North Ridgetop Road, Santa Fe, NM 87506.

(4)	According to Schedule 13G filed with the SEC on February 10, 2015, The Vanguard Group beneficially owns 1,795,451 shares. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Includes (i) a stock option to purchase 70,000 shares at a price of $15.00 per share to expire in December 2015, (ii) a stock option to purchase 90,000 shares at a price of $17.00 per share to expire in December 2015, (iii) a stock option to purchase 90,000 shares at a price of $19.00 per share to expire in December 2015, and (iv) 659,700 shares of common stock.

(6)
Includes (i) a stock option to purchase 60,000 shares at a price of $17.00 per share to expire in December 2015, (ii) a stock option to purchase 60,000 shares at a price of $19.00 per share to expire in December 2015, and (iii) 91,000 shares of common stock.

(7)	Includes (i) a stock option to purchase 30,000 shares at a price of $19.00 per share to expire in December 2015, and (ii) 4,284 shares of common stock.

(8)	Includes (i) a stock option to purchase 10,000 shares at a price of $19.00 per share to expire in December 2015, and (ii) 2,135 shares of common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on the reports furnished pursuant to Section 16a-3(e) of the Exchange Act and representations made to the Company, all reports as required under Section 16(a) of the Exchange Act were filed on a timely basis during the year ending December 31, 2014.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2014, Messrs. Faulkner, Owen and Guerra served as members of the Compensation Committee, were not and have never been employed by the Company, and did not have any interlocking relationship with another entity requiring disclosure pursuant to SEC rules.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

During the fiscal year ended December 31, 2014, the Company had an informal policy for the review of transactions in which the Company was a participant, and in which any of the Company’s directors or executive officers, or their immediate family members, had a direct or indirect material interest. While the Company does not have a written policy, pursuant to the Audit Committee Charter, the Audit Committee reviews proposed related party transactions and makes recommendations to the Board of Directors regarding approval or rejection of related party transactions. The Board of Directors reviews the recommendation of the Audit Committee and then approves all related party transactions prior to the Company entering into the transaction. Any such related party transaction is evaluated to determine whether such transaction is for the benefit of the Company and upon terms no less favorable to the Company than if the related party transaction was with an unrelated party. The Company had no transactions, nor are there any currently proposed transactions, in which the Company was or is to be a participant where any director, executive officer or any of their immediate family members had a material direct or indirect interest reportable under applicable SEC rules or that required approval of the Board of Directors under the Company’s informal related party transaction policy.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. All members of the Audit Committee meet the independence standards and other criteria established by NASDAQ.

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s implementation of the Company’s financial reporting process. Management is responsible for the audited financial statements of the Company and for maintaining effective internal control over financial reporting. In discharging its oversight role, the Audit Committee reviewed and discussed with management and Hein & Associates LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company as of and for the year ended December 31, 2014. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting as well as the independent auditor’s report on the effectiveness of the Company’s internal control over financial reporting. Management’s Report on Internal Control over Financial Reporting is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

The Audit Committee met privately with Hein & Associates LLP, and discussed issues deemed significant by the auditor, including those required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee received from Hein & Associates LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Hein and Associates, LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Hein & Associates LLP its independence from the Company and its management. The Audit Committee also considered whether the provision of non-audit services, if any, by Hein & Associates LLP was compatible with maintaining its independence.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements and Management’s Report on Internal Control over Financial Reporting referred to above be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

By the Audit Committee:
Mikel D. Faulkner
Randel G. Owen
Gabriel Guerra Castellanos

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates it by reference therein.

ITEM 2

RATIFY THE SELECTION OF HEIN & ASSOCIATES LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2015

The Audit Committee selected Hein & Associates LLP (“Hein & Associates”) as independent accountants to audit the books, records and accounts of the Company for the year ending December 31, 2015. The Board of Directors has endorsed this appointment.

Hein & Associates was first engaged in March 2004 as the Company’s principal accountant. The firm has served as the independent accountant to the Company and has audited the Company’s consolidated financial statements for the 11 most recent years ended December 31, 2014.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for the Company by Hein & Associates for the years ended December 31, 2014 and 2013, respectively, were as follows:

	2014	2013
Services Provided:
Audit	$283,630	$284,013
Audit related	76,640	3,200
Tax	—	—
All other	—	—
Total	$360,270	$287,213

The audit fees for the years ended December 31, 2014 and 2013 were for the audits of the consolidated financial statements of the Company, internal control auditing and reporting as required by Sarbanes Oxley Section 404, issuance of consents, and review of the Company’s SEC filings. The audit related fees for fiscal 2014 relate primarily to the Company’s March 2014 senior notes offering and subsequent SEC registration of the senior notes.

Audit Committee Pre-Approval Policies and Procedures

The 2014 and 2013 audit and audit related services provided by Hein & Associates were approved in advance by the Audit Committee.

The Audit Committee implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the Company’s independent accountants and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and non-audit fees initially approved.

Ratification of the Independent Registered Public Accounting Firm

Stockholder ratification of the selection of Hein & Associates as the independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Board of Directors is submitting the selection of Hein & Associates to the stockholders for ratification. In the event the stockholders do not ratify the appointment of Hein & Associates as the independent registered public accounting firm for the year ending December 31, 2015, the adverse vote will be considered as a direction to the Audit Committee and the Board of Directors to select other auditors for the following year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the year ending December 31, 2015, it is contemplated that the appointment for the year ending December 31, 2015 will be permitted to stand unless the Audit Committee and the Board of Directors finds other good reason for making a change.

Representatives of Hein & Associates are expected to be present at the meeting, with the opportunity to make a statement if desired to do so. Such representatives are also expected to be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the Audit Committee’s selection of Hein & Associates.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Hein & Associates as the Company’s independent registered public accountants for the fiscal year ending December 31, 2015. Unless marked to the contrary, proxies received from stockholders will be voted in favor of ratifying the appointment of Hein & Associates as the Company’s independent registered public accountants for the fiscal year ending December 31, 2015.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s Common Stock that may be issued upon the exercise of options under stockholder-approved plans as of December 31, 2014.

Number of securities
remaining available for
	Number of securities to be		future issuance under equity
	issued upon exercise of	Weighted average exercise	compensation plans
	outstanding options,	price of outstanding	(excluding securities
	warrants and rights	options, warrants and rights	reflected in column A)
	(A)	(B)	(C)
Plan Category:
Equity compensation plans approved by security holders	758,000	$20.67	1,085,000 (1)

Equity compensation plans not approved by security holders	—	—	—
Total	758,000	$20.67	1,085,000

(1)	Includes shares that may be issued pursuant to the grant or exercise of stock options and full-value awards.

EXECUTIVE OFFICERS

The following table lists the named executive officers of the Company as of the date hereof and the capacities in which they serve.

Name	Age	Position
Rick L. Wessel	56	Chief Executive Officer and President
R. Douglas Orr	54	Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Raul R. Ramos	49	Senior Vice President, Latin American Operations
Sean D. Moore	38	Senior Vice President, Store Development and Facilities
Peter H. Watson	66	Senior Vice President, Compliance and Government Relations

Rick L. Wessel, joined the Company in 1992 and has served as CEO since November 2006, as president since May 1998 and has been a director since November 1992 and the chairman of the board of directors since October 2010. He previously served as vice chairman of the board from November 2004 to October 2010 and secretary and treasurer of the Company from May 1992 to November 2006 and the Company’s CFO from May 1992 to December 2002. Prior to February 1992, Mr. Wessel was employed by Price Waterhouse LLP for approximately nine years.

R. Douglas Orr joined the Company in July 2002 as the vice president of finance. Since January 2003, Mr. Orr has served as CFO, and since January 2005, Mr. Orr has served as executive vice president. In addition, Mr. Orr has served as secretary and treasurer since November 2006. Prior to joining the Company, Mr. Orr spent 14 years at Ray & Berndtson, a global executive search firm, where he served in senior executive and financial management roles. Prior to his employment at Ray & Berndtson, Mr. Orr worked for four years at Price Waterhouse LLP.

Raul R. Ramos joined the Company in 1992 to be in charge of the jewelry operations center. Mr. Ramos has served in a progression of operational management roles, including his current position of senior vice president, Latin American operations. In this role, which he has held since May 2013, Mr. Ramos directs all store operations in the Company’s Mexico and South Texas markets. Prior to his employment with the Company, he worked in the pawn and retail jewelry industries.

Sean D. Moore joined the Company in 2003 in the store operations division as an area supervisor. Mr. Moore was promoted to senior vice president, store development and facilities in May 2013. In this role, Mr. Moore directs all aspects of store development, facilities management including site selection, leasing, construction, and maintenance and other store support functions. Prior to his employment with the Company, Mr. Moore served as an officer in the U.S. Marine Corps, where he achieved the rank of Captain and is a veteran of Operation Iraqi Freedom. Mr. Moore has a BBA in accounting from Baylor University.

Peter H. Watson joined the Company in May 2010 as general counsel and served in that capacity through December 2014. Since January 2015, Mr. Watson has served as senior vice president, compliance and government relations. Previously, he had an established private law practice in Minnesota for more than 30 years, where he specialized in advising clients on business opportunities in Latin America. During this time, he worked on a consulting basis for the Company on matters related to its operations in Mexico. Mr. Watson is a licensed attorney in Minnesota and Texas. He received a BA from Syracuse University in 1971 and a J.D. degree from the University of Missouri at Kansas City in 1976.

All officers serve at the discretion of the Board of Directors.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

In the discussion that follows, the Company will give an overview and analysis of its compensation program and policies, the material compensation decisions it has made under those programs and policies with respect to its top executive officers, and the material factors that it considered in making those decisions. The persons who served as the Company’s CEO and CFO during 2014, as well as the other individuals named in the “Summary Compensation Table,” are referred to as the “named executive officers” throughout this Proxy Statement.

Compensation Philosophy

The goal for the Company’s executive compensation program is to attract, motivate and retain the highest quality executives who will provide leadership for its success in a dynamic, competitive and emerging market. The Company’s compensation philosophy is to promote a “culture of ownership” among its executives by aligning their interests with those of its stockholders. This is best accomplished by:

•	paying senior executives a base salary commensurate with their backgrounds, special skill sets, responsibilities and competitive practice;

•	offering incentive compensation conditioned not only on the executive’s individual performance, but also on his or her contribution to the Company’s consolidated financial results; and

•	making periodic grants of equity awards in order to induce executives to remain in the Company’s employment as well as align their interests with those of the Company’s stockholders.

Role of the Compensation Committee

The Compensation Committee reviews and administers the compensation program for the Company’s executive officers, including recommending to the Board of Directors for approval the specific compensation of all of the named executive officers. Compensation is typically set at the first Compensation Committee meeting each calendar year after reviewing performance for the past year and prospects for the year ahead. The Compensation Committee regularly meets with the CEO and CFO, both of whom provide insight into how individual executives are performing. The Compensation Committee retains broad flexibility in the administration of the Company’s compensation packages.

The Compensation Committee has the authority to engage outside advisors to assist the Compensation Committee in the performance of its duties. In particular, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of director, CEO or senior executive compensation, including sole authority to approve such consultant’s reasonable fees and other retention terms, all at the Company’s expense.

The Board of Directors sets non-employee directors’ compensation at the recommendation of the Compensation Committee. See the “Compensation of Directors” section below.

Benchmarking and Use of Consultant

Peer Group: The Compensation Committee analyzes the compensation practices of a group of peer companies, consisting of other publicly-traded companies in the specialty consumer finance/retail industry within a range of market cap and revenue size similar to the Company. In determining compensation for its named executive officers, each element of its compensation program is compared against published compensation data of its peer group. The Compensation Committee, while mindful of this peer group data, has not established a specific range of compensation for any element of pay from the peer group, but rather uses the data as a general guideline for discussion and consideration. The overall goal of this process is to enable the Company to provide total compensation packages that are competitive with prevailing practices in the Company’s industry and within the Company’s peer group.

The Committee updates the peer group compensation data annually by utilizing the services of Equilar, a company that provides a comprehensive compensation database relating to executive compensation practices at publicly-traded companies. For 2014, the Compensation Committee reviewed compensation data for the following group of peer companies:

Industry Peers
Aaron Rents, Inc.
America’s Car-Mart, Inc.
Cash America International, Inc.
Dollar Financial Corp.
EZCORP, Inc.
Rent-A-Center, Inc.
World Acceptance Corp.

The Compensation Committee reviews the composition of its peer group on an annual basis. The Compensation Committee may elect to modify the group for future periods to reflect best practices in executive compensation or changes in its business or the business of other companies, in and outside the peer group.

In addition, the CEO and the CFO present industry compensation data based on reports prepared from information provided by Equilar Inc., a company that accumulates data from public filings, which the officers then sort by the peer group.

Role of the CEO in Executive Compensation Decisions: The Company’s CEO works closely with the Compensation Committee providing his assessment and recommendations on the competitiveness of the programs, performance issues and challenges and makes recommendations for consideration pertaining to the compensation of his subordinate team. The Compensation Committee takes these recommendations into consideration and either approves or works with the CEO to develop suitable proposals. The CEO does not, however, make, participate in, provide input for or make recommendations about his own compensation.

Use of Independent Advisors: The Compensation Committee has, in the past, retained an independent advisor to evaluate industry compensation practices, including base salary, bonus and long-term incentive values including annual grant levels. In 2014, the Compensation Committee did not retain the services of any outside consultants or advisors. Rather, the Compensation Committee relied on previous studies and current market data prepared by Equilar, which the Compensation Committee determined to be sufficient for the purposes of making comparisons necessary to evaluate the Company’s executives’ compensation for 2014 and 2015.

Results of 2014 Stockholder Say on Pay Vote.

At the Company’s 2014 Annual Meeting of Stockholders, the stockholders approved, on an advisory basis, the compensation of the named executive officers. Approximately 91% of the votes cast were in favor of the Company’s compensation programs. The Compensation Committee believes this level of stockholder support reflects a strong endorsement of the Company’s compensation policies and decisions. The Compensation Committee has considered the results of this advisory vote on executive compensation in determining the Company’s compensation policies and decisions for 2015, and has determined that these policies and decisions are appropriate and in the best interests of the Company and its stockholders at this time. In addition, the Company’s Board of Directors has considered the stockholder vote and management’s recommendation regarding the frequency of future stockholder advisory votes on the compensation of the Company’s named executive officers and has adopted the stockholders’ recommendation of an annual advisory vote on the compensation of the Company’s named executive officers until the next required vote on this matter, or until the Board of Directors otherwise determines that a different frequency for such advisory votes is in the best interests of the stockholders of the Company.

Executive Stock Ownership Guidelines

The Company’s insider trading policy prohibits all of its directors, officers and employees from engaging in “short sales” or “sales against the box” or trading in puts, calls, warrants or other derivative instruments on the Company’s securities. The Board of Directors believe this prohibition further aligns the interests of directors and executives with those of stockholders, facilitates compliance with insider-trading and other applicable laws, and aids in preventing directors and executives from subjecting themselves to an actual or potential conflict of interest with the Company or creating the appearance of such a conflict.

Elements of Compensation

The Company’s principal focus is on total direct compensation, including a portion that is assured and a portion that is at risk. To achieve these objectives, the types of compensation paid to the named executive officers currently consists of base salary, annual performance incentive compensation (primarily in the form of cash payments), annual cash bonuses and long-term incentive compensation (primarily in the form of restricted stock awards).

Base Salary

The Company offers what it believes to be competitive base salaries to its named executive officers. The base salary must be sufficient to attract talented executives and provide a secure base of cash compensation. In addition, base salary levels for the Company’s executive officers are set at levels the Compensation Committee believes to be, based on its general business experience and review of peer company data, competitive in relation to the salary levels of executive officers in other companies within the specialty consumer finance industry and other companies of comparable size, growth, performance and complexity, taking into consideration the executive officer’s position, responsibility and need for special expertise. Annual salary increases, typically determined in January of each year, are not assured and adjustments to base salaries take into account subjective factors such as the executive’s performance against job expectations, changes in the market and increased job responsibilities and experience.

For 2014, the CEO’s base salary was increased by 3% from $963,040 (in 2013) to $992,000, primarily as a cost of living adjustment. The weighted-average base salaries of all named executive officers as a group increased 4% in 2014 as compared to 2013.

Short-Term Incentive Compensation

The Company’s short-term incentive plans for the named executive officers are intended to drive short-term (typically one year) operating and financial results deemed crucial to the Company’s success.

Annual Performance Incentive Plan - Certain named executive officers may receive annual incentive compensation through the Annual Performance Incentive Plan (“APIP”), which is provided under the term of the stockholder-approved Executive Performance Incentive Plan (the “Incentive Plan”). The APIP provides for the payment of annual cash incentive compensation based upon the achievement of performance goals established annually by the Compensation Committee based on one or more specified performance criteria.

The Company’s Compensation Committee determines the participants in the APIP. Participation is limited to certain named executive officers that are deemed to have direct, overall responsibility for directing the strategy and operations of the Company. Two of the named executive officers positions were included as participants in the APIP for fiscal 2014: the CEO and the CFO.

The Compensation Committee also administers the calculation of amounts earned under the APIP. The Compensation Committee measures the performance of the Company against an annual business plan prepared by management and reviewed and approved by the Board of Directors at the beginning of the fiscal year. The Company’s level of achievement of the performance goals set forth in the annual business plan will result in the payment of a cash incentive award equal to a percentage of the base salary of the participating executive officer. The performance goals are approved by the Compensation Committee and designed to reinforce the Company’s focus on profitability and enhancement of long-term stockholder value. The target incentive awards (“Target Awards”) are set at 100% of the participants’ annual base salary, and the participants may earn annual cash incentives between 0% and a stated maximum percentage of their respective Target Awards (which for fiscal 2014 was set at 350% for the CEO and 250% for the CFO). The target award percentages for each participating executive officer are based on the scope of the officer’s responsibilities, internal pay equity among participating executive officers with similar responsibilities and competitive considerations are reviewed annually by the Compensation Committee. The Compensation Committee retains certain discretion, as provided in the Incentive Plan, to adjust incentive awards in light of unusual or unforeseen developments that impact the Company or the industry in which the Company operates. As described below, the Compensation Committee exercised its discretion to reduce the calculated individual incentive awards in 2014. In 2013 and 2012, the Compensation Committee did not exercise its discretion to alter any individual awards.

For fiscal 2014, the Compensation Committee established achievement of either a diluted earnings per share growth target or an EBITDA from continuing operations growth target as the primary performance measure for the APIP. The Company had to achieve growth of 0.3% (for threshold payout) to 10.1% (for maximum payout) over the prior year of diluted earnings per share from continuing operations or achieve growth of 8.4% (for threshold payout) to 17.3% (for maximum payout) over the prior year in EBITDA from continuing operations in order for the participating executive officers to receive awards under this element of the APIP. The range of eligible awards related to the earnings per share and/or EBIDTA target was 0% to 175% of the CEO’s base salary for 2014 and from 0% to 100% of the CFO’s base salary for 2014. Additional 2014 performance measures related to the achievement of store addition targets and certain corporate financing objectives were also included as components of the APIP. The CEO and CFO could each receive awards totaling from 0% to 100% of the Target Award for attaining store openings/additions of 51 to 80 stores. In addition, the CEO and CFO could achieve awards totaling from 0% to 75% and 0% to 50% of their base salaries, respectively, for achieving certain corporate financing objectives. The maximum total achievable award under the APIP was equal to 350% of the base salary for the CEO and 250% of the base salary for the CFO.

Actual earnings per share from continuing operations in fiscal 2014 were $2.94 per share, an increase of 2.8% over the prior year, while EBITDA from continuing operations increased 6.2%, which qualified the CEO and CFO for awards of 48.3% and 27.6%, respectively, of their base salaries under the earnings per share measure. The Company exceeded the highest growth target for store additions, which resulted in the awards of 100% of the base salaries for both the CEO and the CFO. The Company achieved the defined corporate financing objective which resulted in awards of 75% and 50%, respectively, for the CEO and CFO. In total, the CEO and CFO achieved awards of 223% and 178%, respectively, of their base salaries in 2014. However, based on the Company’s overall financial performance in 2014, the Compensation Committee elected to apply a discretionary 20% reduction in the dollar value of the amounts awarded under the APIP in 2014. This adjustment reduced the APIP award by $442,979 for the CEO and $167,997 for the CFO and resulted in net total APIP awards of $1,771,917 for the CEO and $671,896 for the CFO.

Annual Discretionary Cash Bonuses - The Company’s executive compensation program also includes granting of discretionary annual cash bonuses reflecting the Company’s and the individual executive’s performance. Annual cash bonuses may be paid to certain named executive officers and other officers and executives to reflect the breadth of their expertise and responsibility, achievement of certain financial or strategic results and to make the cash component of compensation competitive with that of the Company’s peers. The Company maintains broad discretion to vary overall cash compensation for a given year by varying the amount, if any, of such cash bonuses. These cash bonuses may reflect a material part of the named executive officers’ overall compensation, with payments commensurate with the executive’s position, responsibilities and individual and overall Company performance. Annual cash bonuses, if any, paid to the CEO and CFO are determined and approved by the Compensation Committee. No discretionary cash bonuses were awarded to the CEO or CFO in fiscal 2014. Annual cash bonuses paid to other named executive officers are calculated and approved by the Compensation Committee based on the CEO’s recommendation. Annual cash bonuses are subject to the Compensation Committee’s discretion to award bonuses greater or lower than the recommended amount if they deem it appropriate. Fiscal 2014, discretionary cash bonus awards consisted of $400,000 to the senior vice president, Latin American operations, $375,000 to the senior vice president, store development and facilities and $60,000 to the general counsel. These discretionary cash bonuses reflected both the achievement of certain operational and financial objectives and the targeted compensation levels necessary to provide total compensation packages necessary to attract and retain executives in senior management roles.

Long-Term Incentive Compensation

The compensation objective of retaining the best people for the job leads the Company to make periodic equity awards to its executive officers. These awards provide incentive for the executive officers to stay with the Company over the long term and align the interests of the executive officers with those of the Company’s stockholders. These equity awards also provide additional flexibility to the Compensation Committee to reward superior performance by executive officers.

Restricted Stock Awards - The Compensation Committee has established a Restricted Stock Incentive Plan (“RSIP”), which is a component of the Company’s 2011 Long-Term Incentive Plan, for certain named executive officers. Performance-based restricted stock awards granted under the RSIP typically vest over four years, contingent upon the Company attaining defined measures of earnings growth for future reporting periods. The Compensation Committee will certify the attainment of performance goals annually upon completion of each fiscal year, and any earned shares are distributed to participants following the end of the applicable performance period. The grants have specific rules related to the treatment of the awards in the event of termination for cause, voluntary resignation, retirement, involuntary termination and change in control. The Compensation Committee retains certain discretion, as provided in the RSIP, to adjust incentive awards in light of unusual or unforeseen developments that impact the Company or the industry in which the Company operates. The Company believes that such equity grants align the executives’ interests with those of the Company’s stockholders.

The Company granted 40,000 restricted stock awards under the RSIP in March 2014 composed of 30,000 award shares to the CEO and 10,000 award shares to the CFO. Vesting of these restricted stock awards is contingent upon the Company attaining defined targets for growth of EBITDA from continuing operations, adjusted to exclude gross profit from non-core jewelry scrapping operations, for annual reporting periods from 2014 through 2017, and the continued employment of the executive over these periods.

The date of grant for all equity awards granted to executives and employees is the date of Compensation Committee approval. The Company does not have a program, plan or practice of timing the grant of equity awards in coordination with the release of material non-public information. The Company believes that all such equity grants as described herein align the executives’ interests with those of the Company’s stockholders.

Perquisites and Personal Benefits

Certain named executive officers received additional remuneration consistent with the Company’s approach to hiring and retaining key personnel. Such perquisites include matching contributions to 401(k) accounts, health insurance, life insurance, disability insurance, automobile allowances, club memberships and certain opportunities to travel using the Company’s aircraft. The aggregate incremental cost to the Company during fiscal 2014 of such benefits is reflected in the Summary Compensation Table below.

Employment Agreements and Change in Control Provisions

The Company and the Compensation Committee believe that the employment agreements are necessary in order to attract and retain the executives and, accordingly, the Company has entered into employment agreements with its named executive officers, which are more fully described in “Employment Agreements” set forth below. The Compensation Committee believes that the employment agreements (and the change-of-control provisions included therein) that have been entered into were merited in light of all relevant circumstances, including each individual’s past employment experience, desired terms and conditions of employment and the strategic importance of their respective positions, including stability and retention. The Compensation Committee reviews the agreements at the time they are entered into in order to determine current market terms for the particular executive and agreement.

The Compensation Committee believes that the change-of-control provisions are necessary in order to retain and maintain stability among the executive group and that the terms of the change-of-control provisions are reasonable based on its review of the change-of-control provisions for similarly situated peer group companies. The change in control provisions in the employment agreements for the CEO and CFO provide for severance benefits only in the event of an involuntary termination of employment by the Company without “cause” or by the executive for “good reason,” as such terms are defined in the employment agreements.

The overall goal of the Compensation Committee is to insure that compensation policies are established that are consistent with the Company’s strategic business objectives and that provide incentives for the attainment of those objectives. This is affected in the context of a compensation program that includes base pay, annual incentive compensation and stock ownership.

Tax and Accounting Considerations

The Company considers accounting and tax implications when designing its executive compensation and incentive programs. For example, the Compensation Committee has carefully considered the implications of Section 162(m) of the Internal Revenue Code, and believes tax deductibility of compensation is an important consideration. Accordingly, the Compensation Committee, where possible and considered appropriate, strives to preserve corporate tax deductions, including the deductibility of compensation to named executive officers. The Compensation Committee also reserves flexibility, however, where it is deemed necessary and in the best interests of the Company and its stockholders to continue to attract and retain the best possible executive talent, to approve compensation arrangements that are not necessarily fully tax deductible to the Company.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

Members of the Compensation Committee:
Mikel D. Faulkner
Randel G. Owen
Gabriel Guerra Castellanos

The Compensation Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates it by reference herein.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by Messrs. Rick L. Wessel, R. Douglas Orr, Raul R. Ramos, Sean D. Moore and Peter H. Watson, the 2014 named executive officers, for the fiscal years ended December 31, 2014, 2013 and 2012. Messrs. Ramos and Moore were not named executive officers for 2012.

					Non-
					Equity
					Incentive
					Plan	All Other
Name and				Stock	Compen-	Compen-
Principal		Salary	Bonus	Awards	sation	sation	Total
Position	Year	$	$	$ (1)	$ (2)	(3)	$
Rick L. Wessel,	2014	992,000	—	1,497,000	1,771,917	99,035	4,359,952
Chief Executive Officer	2013	963,040	—	—	481,520	103,617	1,548,177
and President	2012	926,000	—	2,593,800	3,241,000	98,789	6,859,589

R. Douglas Orr,	2014	473,000	—	499,000	671,986	—	1,643,986
EVP, Chief Financial	2013	454,480	100,000	—	113,620	—	668,100
Officer	2012	437,000	—	864,600	874,000	—	2,175,600

Raul R. Ramos,	2014	335,000	400,000	—	—	—	735,000
SVP Latin American	2013	322,537	375,000	—	—	—	697,537
Operations

Sean D. Moore,	2014	310,000	375,000	—	—	—	685,000
SVP Store Development	2013	286,038	350,000	—	—	—	636,038
and Facilities

Peter H. Watson,	2014	397,838	60,000	—	—	11,100	468,938
General Counsel	2013	386,250	55,000	—	—	—	441,250
	2012	375,000	45,000	—	—	—	420,000

(1)
Amounts represent the aggregate grant date fair value determined in accordance with FASB ASC Topic 718 of restricted stock awards granted under the terms of the Company’s RSIP, which are described in the “Long Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. Grant date fair values were determined by multiplying the number of shares granted times the average of the high and low market price, of the Company’s Common Stock on the date of grant.

(2)
Amounts represent cash incentive awards earned under the terms of the Company’s APIP. The APIP provides for the payment of annual cash incentive compensation based upon the achievement of performance goals established annually by the Compensation Committee based on one or more specified performance criteria, as more fully described in the “Compensation Discussion and Analysis” above.

(3)
The Company provides the named executive officers with certain group life, health, medical, and other noncash benefits generally available to all salaried employees that are not included in this column pursuant to SEC rules. As permitted by SEC rules, no amounts are shown in this table for perquisites and personal benefits for any individual named executive officers for whom such amounts do not exceed $10,000 in the aggregate.

Mr. Wessel’s All Other Compensation for 2014 includes matching contributions under the First Cash 401(k) Profit Sharing Plan of $6,240, an automobile allowance of $7,055, reimbursement for dues at a country club in the amount of $18,359, Company-paid life insurance premiums in the amount of $2,322, Company-paid health insurance premiums in the amount of $4,949, personal use of the corporate aircraft of $59,750 and Company-paid long-term disability insurance premiums in the amount of $360. The incremental cost of the personal use of the corporate aircraft was determined on a per flight and/or hours used basis based on variable costs associated with personal flight activity. The variable costs used in the calculation included fuel, crew compensation and travel, certain maintenance and repair expenses, related unoccupied positioning, or “deadhead,” flights, landing/parking and supplies.
Mr. Watson’s All Other Compensation for 2014 includes matching contributions under the First Cash 401(k) Profit Sharing Plan of $5,436, Company-paid life insurance premiums in the amount of $5,304 and Company-paid long-term disability insurance premiums in the amount of $360.

Employment Agreements

The Company currently has employment agreements with the following named executive officers: Mr. Wessel, Mr. Orr, Mr. Ramos and Mr. Moore. For a summary of these agreements, see the discussion in the “Potential Payments Upon Termination or Changes in Control” section below.
Grants of Plan-Based Awards for Fiscal Year 2014

The following table provides information regarding individual grants of plan-based awards to the named executive officers during 2014. Except as set forth below, there were no other grants of equity or non-equity awards to named executive officers during 2014.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards $
		Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Rick L.		—	992,000	3,472,000
Wessel	Mar. 31, 2014				—	30,000	30,000	—	—	—	1,497,000
R. Douglas		—	473,000	1,182,500
Orr	Mar. 31, 2014				—	10,000	10,000	—	—	—	499,000
Raul R.	—	—	—	—	—	—	—	—	—	—	—
Ramos
Sean D.	—	—	—	—	—	—	—	—	—	—	—
Moore
Peter H.	—	—	—	—	—	—	—	—	—	—	—
Watson

(1)
Amount represents threshold, target and maximum payouts under the terms of the APIP, which is described in the “Short-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. The actual payouts awarded under the terms of APIP were $1,771,917 and $671,986 to Mr. Wessel and Mr. Orr, respectively, and such amounts are reflected in the “Summary Compensation Table” above.

(2)
Amount represents threshold, target and maximum payouts under the terms of the RSIP, which is described in the “Long-Term Incentive Compensation” section of the Compensation Discussion and Analysis. 25% of these awards may vest based on the Company’s achievement of performance criteria in each of fiscal 2014, 2015, 2016 and 2017. Based on the Company’s performance in 2014, none of the awards eligible for vesting in 2014 were earned and such awards were forfeited.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table provides information on the holdings of stock options and stock awards by the named executive officers as of December 31, 2014. Each outstanding option and stock award is shown separately for each named executive officer.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (9)
Rick L.	70,000	—		—	15.00	12/2015	—		—	—		—
Wessel	90,000	—		—	17.00	12/2015	—		—	—		—
	90,000	—		—	19.00	12/2015	—		—	—		—
	90,000	—		—	20.00	01/2015	—		—	—		—
	—	—		—	—	—	—		—	6,000	(3)	334,020
	—	—		—	—	—	—		—	7,500	(4)	417,525
	—	—		—	—	—	—		—	15,000	(5)	835,050
	—	—		—	—	—	—		—	22,500	(6)	1,252,575

R. Douglas	60,000	—		—	17.00	12/2015	—		—	—		—
Orr	60,000	—		—	19.00	12/2015	—		—	—		—
	55,000	—		—	20.00	01/2015	—		—	—		—
	—	—		—	—	—	—		—	2,000	(3)	111,340
	—	—		—	—	—	—		—	2,500	(4)	139,175
	—	—		—	—	—	—		—	5,000	(5)	278,350
	—	—		—	—	—	—		—	7,500	(6)	417,525

Raul R.	30,000	—		—	19.00	12/2015	—		—	—		—
Ramos	—	40,000	(1)		38.00	11/2021	—		—	—		—
	—	—		—	—	—	900	(7)	50,103	—		—

Sean D.	10,000	—		—	19.00	12/2015	—		—	—		—
Moore	—	50,000	(2)	—	40.00	12/2020	—		—	—		—
	—	—		—	—	—	900	(7)	50,103	—		—

Peter H.	—	—		—	—	—	450	(8)	25,052	—		—
Watson

(1)
Option award granted in 2011. Vesting is time-based with 25% of the award vesting on July 1, 2018, 25% of the award vesting on July 1, 2019, 25% of the award vesting on July 1, 2020 and 25% of the award vesting on July 1, 2021.

(2)
Option award granted in 2011. Vesting is time-based with 20% of the award vesting on July 1, 2016, 20% of the award vesting on July 1, 2017, 20% of the award vesting on July 1, 2018, 20% of the award vesting on July 1, 2019 and 20% of the award vesting on July 1, 2020.

(3)
The 2011 restricted stock awards granted under the RSIP to current named executive officers consisted of 30,000 shares to the CEO and 10,000 shares to the CFO; 20% of the awards were eligible for performance-based vesting based upon achievement of performance measures in 2011, 2012, 2013, 2014 and 2015. The performance measure is defined as the percentage of net income from continuing operations growth over the comparative base period. For 2011 and 2012, the Company achieved the targeted growth in net income from continuing operations compared to the base year. The Compensation Committee certified the achievement of the measure and the participants in RSIP were each awarded the maximum number of shares eligible for vesting (20%) of the total Target Award, based on actual performance results in 2011 and 2012. For 2013, the Company did not achieve the target growth in net income compared to the base year and the awards available for vesting in 2013 were forfeited. In 2014, the Compensation Committee modified the performance criteria to exclude net income from non-core scrap jewelry operations for the 2014 and 2015 measurement periods. For 2014, the Compensation Committee certified the achievement of the measure and the participants in RSIP were each awarded the maximum number of shares eligible for vesting (20%) of the total Target Award, based on actual performance results in 2014.

(4)
The 2012 restricted stock awards granted under the RSIP to current named executive officers consisted of 30,000 shares to the CEO and 10,000 shares to the CFO; 25% of the awards were eligible for performance-based vesting based upon achievement of performance measures in 2012, 2013, 2014 and 2015. The performance measure is defined as the percentage of net income from continuing operations growth over the comparative base period. For 2012, the Company achieved the targeted growth in net income compared to the base year. The Compensation Committee certified the achievement of the measure and the participants in RSIP were each awarded the maximum number of shares eligible for vesting (25%) of the total Target Award, based on actual performance results in 2012. For 2013, the Company did not achieve the target growth in net income from continuing operations compared to the base year and the awards available for vesting in 2013 were forfeited. In 2014, the Compensation Committee modified the performance criteria to exclude net income from non-core scrap jewelry operations for the 2014 and 2015 performance measures. For 2014, the Compensation Committee certified the achievement of the measure and the participants in RSIP were each awarded the maximum number of shares eligible for vesting (25%) of the total Target Award, based on actual performance results in 2014.

(5)
Restricted stock awards granted under the RSIP to current named executive officers in December 2012 related to the Company’s 2013 compensation program, which consisted of 30,000 shares to the CEO and 10,000 shares to the CFO; 25% of the awards were eligible for performance-based vesting based upon achievement of performance measures in 2013, 2014, 2015 and 2016. The performance measure is defined as the percentage of earnings per share from continuing operations growth over the comparative base period. For 2013, the Company did not achieve the target growth in earnings per share from continuing operations compared to the base year and the awards available for vesting in 2013 were forfeited. In 2014, the Compensation Committee modified the performance criteria to exclude earnings per share from non-core scrap jewelry operations for the 2014, 2015 and 2016 performance measures. For 2014, the Compensation Committee certified the achievement of the measure and the participants in RSIP were each awarded the maximum number of shares eligible for vesting (25%) of the total Target Award, based on actual performance results in 2014.

(6)
The 2014 restricted stock awards granted under the RSIP to current named executive officers consisted of 30,000 shares to the CEO and 10,000 shares to the CFO; 25% of the awards were eligible for performance-based vesting based upon achievement of performance measures in 2014, 2015, 2016 and 2017. The performance measure is defined as the percentage of EBITDA, excluding gross profit from non-core scrap gold jewelry operations, growth over the comparative base period. For 2014, the Company did not achieve the target growth in EBITDA compared to the base year and the awards available for vesting in 2014 were forfeited.

(7)	Restricted stock awards granted in 2010. Vesting is time-based with 300 shares scheduled to vest on January 31 of 2015, 2016 and 2017.

(8)	Restricted stock awards granted in 2011. Vesting is time-based with 150 shares scheduled to vest on January 31 of 2015, 2016 and 2017.

(9)	The market value of the unvested share awards is based on the closing price of the Company’s Common Stock as of December 31, 2014, which was $55.67.

Option Exercises and Stock Vested In Fiscal 2014

The following table provides information for the named executive officers regarding (1) the aggregate stock options exercised during 2014, including the number of shares acquired on exercise and the value realized, and (2) the aggregate number of shares acquired upon the vesting of restricted stock awards and the value realized, each before the payment of any applicable withholding tax and broker commissions:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise $ (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting $ (2)
Rick L. Wessel	—	—	24,000	1,336,080
R. Douglas Orr	5,000	184,878	8,000	445,360
Raul R. Ramos	—	—	300	14,742
Sean D. Moore	20,000	800,000	300	14,742
Peter H. Watson	—	—	150	7,371

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)	Value realized represents the value as calculated based on the price of the Company’s common stock on the vesting date.

Pension Benefits

The Company does not have a defined benefit pension plan for its employees. The only retirement plan available to the named executive officers was the Company’s qualified 401(k) savings plan, which is available to all employees.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company does not have nonqualified defined contribution and other nonqualified deferred compensation plans for its employees or directors.

Potential Payments Upon Termination or Change in Control

The Company currently has employment agreements with certain of the named executive officers that provide for certain severance payments and other benefits in the event of the executive’s termination of employment or a change in control of the Company. A summary of these agreements, including the potential payments and benefits each named executive officer would be entitled to receive if they had terminated their employment under certain circumstances, or if there had been a change in control of the Company, in each case as of December 31, 2014, is provided below.

In 2007, Mr. Wessel entered into an amended and restated employment agreement with the Company through December 31, 2012 to serve as the CEO and president of the Company, which at the discretion of the Board of Directors may be extended for additional successive periods of one year on each January 1 anniversary. The agreement has been amended to extend the term through December 31, 2018. The agreement was amended in June 2014 to provide for severance benefits only in the event of an involuntary termination of employment by the Company without “cause” or by the executive for “good reason,” as such terms are defined in the employment agreements. The current agreement, as amended, provides for: (i) a base salary with increases at the discretion of the Compensation Committee; (ii) an annual bonus at the discretion of the Compensation Committee; (iii) participation in employee benefit and compensation plans at the discretion of the Compensation Committee; (iv) certain fringe benefits including club membership, use of the Company airplane, car, vacation, a term life insurance policy with a beneficiary designated by Mr. Wessel in the amount of $4 million; and (v) reimbursement of business related expenses. Mr. Wessel has agreed not to compete with the Company for a period of one year following his termination and not to solicit employees of the Company and not to solicit customers of the Company for a period of 90 days following his termination. Upon a termination of employment by Mr. Wessel for good reason or termination by the Company without cause or due to death or disability, the Company has agreed to pay Mr. Wessel all accrued compensation and expenses, plus all compensation and benefits provided for in the employment agreement through the term of the agreement, including base salary, annual bonus, participation in all benefit and compensation plans and fringe benefits. If Mr. Wessel’s agreement had been terminated on December 31, 2014 by the Company without cause or as a result of death or disability, or by Mr. Wessel for good cause, Mr. Wessel would have been entitled to receive $5,740,000 in severance payments and benefits. In addition, in the event of a change in control on December 31, 2014, Mr. Wessel would also have vested in 51,000 shares of restricted stock under the terms of the Company’s Restricted Stock Incentive Plans.

In April 2010, Mr. Orr entered into an employment agreement with the Company effective through December 31, 2013 to serve as the executive vice president and CFO of the Company. In July 2013, the agreement was amended to extend the term through December 31, 2016. The agreement was amended in June 2014 to provide for severance benefits only in the event of an involuntary termination of employment by the Company without “cause” or by the executive for “good reason,” as such terms are defined in the employment agreements. The current agreement, as amended, provides for: (i) a base salary with increases at the discretion of the Compensation Committee; (ii) an annual cash bonus and/or incentive award at the discretion of the Compensation Committee; (iii) certain fringe benefits and vacation; and (iv) reimbursement of business related expenses. Mr. Orr has agreed not to compete with the Company for a period of three years following his termination and not to solicit employees of the Company and not to solicit customers of the Company for a period of three years following his termination. In the event of termination of the agreement by the Company, other than for cause, Mr. Orr is entitled to severance payments equal to his then current annual base salary for twelve months. If Mr. Orr’s employment had been terminated by the Company on December 31, 2014, other than for cause, Mr. Orr would have been entitled to severance payments equal to $473,000 (his then current base salary), paid over twelve months. Upon a change in control and termination by Mr. Orr for good reason, the agreement provides for severance payments to Mr. Orr equal to 100% of his then current annual base salary for remaining term of the agreement, or for twelve months, whichever is greater. Upon a change in control followed by a termination of Mr. Orr’s employment on December 31, 2014 by the Company without cause or by Mr. Orr for good reason, Mr. Orr would have been entitled to severance payments equal to $946,000, paid over twenty-four months. In addition to the change in control provisions provided under the employment agreement, in the event of a change in control on December 31, 2014, Mr. Orr would also have vested in 17,000 shares of restricted stock under the terms of the Company’s Restricted Stock Incentive Plans.

In November 2011, Mr. Ramos entered into an employment agreement with the Company effective through December 31, 2021. In April 2013, the agreement was amended to extend the term through December 31, 2022. The agreement provides for: (i) a base salary with increases at the discretion of the Compensation Committee; (ii) an annual cash bonus and/or incentive award at the discretion of the Compensation Committee; (iii) certain fringe benefits and vacation; and (iv) reimbursement of business related expenses. Mr. Ramos has agreed not to compete with the Company for a period of three years following his termination and not to solicit employees of the Company and not to solicit customers of the Company for a period of three years following his termination. In the event of termination of Mr. Ramos’ employment by the Company, other than for cause, Mr. Ramos is entitled to severance payments equal to the sum of his then current annual base salary for twelve months and his then current target bonus (prorated based on the date of termination). If Mr. Ramos had been terminated by the Company on December 31, 2014, other than for cause, Mr. Ramos would have been entitled to severance payments equal to $735,000, paid over twelve months. In addition, in the event of termination of Mr. Ramos’ employment by the Company, other than for cause, following a change in control of the Company, the agreement provides for severance payments to Mr. Ramos equal to 100% of his then current annual base salary for 24 months. If Mr. Ramos had been terminated by the Company on December 31, 2014, other than for cause, following a change in control of the Company, Mr. Ramos would have been entitled to severance payments equal to $670,000, paid over 24 months. In addition to the change in control provisions provided under the employment agreement, in the event of a change in control on December 31, 2014, Mr. Ramos would also have vested in 40,000 stock options and 900 shares of restricted stock.

In June 2011, Mr. Moore entered into an employment agreement with the Company effective through December 31, 2020. In April 2013, the agreement was amended to extend the term through December 31, 2022. The agreement provides for: (i) a base salary with increases at the discretion of the Compensation Committee; (ii) an annual cash bonus and/or incentive award at the discretion of the Compensation Committee; (iii) certain fringe benefits and vacation; and (iv) reimbursement of business related expenses. Mr. Moore agreed not to compete with the Company for a period of five years following his termination and not to solicit employees of the Company and not to solicit customers of the Company for a period of five years following his termination. In the event of termination of Mr. Moore’s employment by the Company, other than for cause, Mr. Moore is entitled to severance payments equal to his then current annual base salary for twelve months and his then current target bonus (prorated based on the date of termination). If Mr. Moore had been terminated by the Company on December 31, 2014, other than for cause, Mr. Moore would have been entitled to severance payments equal to $685,000 paid over twelve months. In addition, in the event of termination of Mr. Moore’s employment by the Company, other than for cause, following a change in control of the Company, the agreement provides for severance payments to Mr. Moore equal to 100% of his then current annual base salary for 24 months. If Mr. Moore had been terminated by the Company on December 31, 2014, other than for cause, following a change in control of the Company, Mr. Moore would have been entitled to severance payments equal to $620,000, paid over 24 months. In addition to the change in control provisions provided under the employment agreement, in the event of a change in control on December 31, 2014, Mr. Moore would also have vested in 50,000 stock options and 900 shares of restricted stock.

Compensation of Directors

The following table presents summary information for the year ended December 31, 2014 regarding the compensation of the non-employee members of the Company’s Board of Directors:

Name	Fees Earned or Paid in Cash $	Total $
Mikel D. Faulkner	150,000	150,000
Randel G. Owen	150,000	150,000
Gabriel Guerra Castellanos	150,000	150,000

The Company only compensates independent non-employee directors for their services as directors. The compensation paid to Mr. Wessel is shown in the Summary Compensation Table in the “Executive Compensation” section. Directors are reimbursed for travel and lodging expenses in connection with their attendance at Board of Directors and committee meetings.

ITEM 3

PROPOSAL TO RE-APPROVE THE MATERIAL TERMS OF PERFORMANCE GOALS FOR QUALIFIED PERFORMANCE-BASED AWARDS UNDER THE COMPANY’S EXECUTIVE PERFORMANCE INCENTIVE PLAN

Stockholders are being asked to re-approve the material terms of the performance goals for qualified performance-based awards under the First Cash Financial Services, Inc. Executive Performance Incentive Plan (the “Incentive Plan”). The Incentive Plan was originally approved by the Company’s stockholders and became effective in 2003. The stockholders most recently re-approved the material terms of the performance goals under the Incentive Plan in 2010. The Incentive Plan provides for the payment of annual incentive compensation to participants based upon the achievement of performance goals established annually by the Compensation Committee based on one or more specified performance criteria.

The purpose of asking stockholders to re-approve the material terms of performance goals under the Incentive Plan is so that certain incentive awards granted thereunder may qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to certain senior executives, unless compensation is performance-based or satisfies other conditions. To satisfy the definition of performance-based compensation, Section 162(m) of the Code generally requires the material terms of the performance goals to be approved by stockholders every five years in situations where the Compensation Committee has the ability to change the targets under a performance criterion (as permitted under the Incentive Plan). Under the regulations of Section 162(m), the material terms of the performance goals that must be re-approved include (a) the class of employees eligible to receive compensation upon achievement of performance goals applicable to performance-based awards; (b) a description of the business criteria on which such performance goals may be based; and (c) the maximum amount that may be paid to any employee or the formula used to calculate the maximum amount of compensation upon achievement of the performance goal.

These performance goals must be approved by stockholders to preserve, to the extent possible, the tax deduction for certain awards made under the Plan in accordance with the terms of Section 162(m) of the Code and related regulations. If the stockholders at the Annual Meeting do not approve the Incentive Plan, certain payments of annual incentive compensation to the Company’s executive officers may not be fully deductible by the Company as a compensation expense under Code Section 162(m), as further discussed below.

Material Terms of Performance Goals for Purposes of Re-Approval

As specified under Section 162(m) of the Code, following are the material terms of the performance goals for qualified performance-based awards under the Incentive Plan for which stockholder re-approval is requested:

(a) The class of employees eligible to receive compensation upon achievement of performance goals applicable to performance-based awards: The Incentive Plan authorizes the payment of annual incentive compensation to eligible employees of the Company. Participation in the Incentive Plan is limited to the executive officers of the Company and any other employees of the Company or its subsidiaries which the Compensation Committee, at the time it sets performance goals for a particular year, reasonably believes may be deemed to be covered employees for such year under Code Section 162(m), as the same may be amended from time to time. Under Code Section 162(m), a covered employee currently is defined as any individual who, on the last day of the taxable year, is the CEO of the Company or acting in that capacity, or among the four highest compensated officers of the Company (other than the CEO) determined pursuant to the executive compensation rules under the Exchange Act. The Compensation Committee designates which eligible employees will be participants in the Incentive Plan on an annual basis.

(b) A description of the business criteria on which such performance goals may be based: The performance criteria upon which the payment may be based is limited to one or more of the following performance measures, which may be applied with respect to the Company, any subsidiary or any business unit of the Company: (i) earnings before interest expense, taxes, depreciation and amortization, or “EBITDA;” (ii) earnings before interest expense and taxes “EBIT;” (iii) net earnings; (iv) net income; (v) operating income; (vi) earnings per share; (vii) book value per share; (viii) return on stockholders’ equity; (ix) capital expenditures; (x) expenses and expense ratio management; (xi) return on investment; (xii) improvements in capital structure; (xiii) profitability of an identifiable business unit or product; (xiv) maintenance or improvement of profit margins; (xv) stock price; (xvi) market share; (xvii) revenues or sales; (xviii) costs; (xix) cash flow; (xx) working capital; (xxi) return on assets; (xxii) economic value added; (xxiii) expansion of the store base; (xxiv) gross or net profit; (xxv) business expansion or consolidation (acquisitions and divestitures); and (xxvi) strategic plan development and implementation. The foregoing criteria may relate to the Company as a whole, one or more of its subsidiaries, one or more of its divisions or units, or any combination of the foregoing, on a consolidated or non-consolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Compensation Committee determines. At the time the performance goals are determined, or at any time prior to the final determination of annual performance incentive compensation, the Compensation Committee may, to the extent permitted under Section 162(m) of the Code and the regulations promulgated thereunder, adjust the performance goals to reflect the impact of specified corporate transactions (such as a stock-split or stock dividend), special charges, non-core business operations, foreign currency effects, accounting or tax law changes and other extraordinary or nonrecurring events. In addition, the Compensation Committee retains the sole discretion to decrease, but not increase, the amount of any performance award that would otherwise be payable pursuant to the terms of the Incentive Plan.

(c) The maximum amount that may be paid to any employee or the formula used to calculate the maximum amount of compensation upon achievement of the performance goal: The maximum incentive payment to any participant in a year is $10,000,000.

Summary of the Incentive Plan

The following description of the Incentive Plan is a summary of its principal provisions and is qualified in its entirety by reference to the Incentive Plan. The full text of the Incentive Plan is filed as Exhibit A to the Company’s Definitive Proxy Statement filed on April 30, 2003.

Consistent with the information regarding Code Section 162(m), the performance goals of the Incentive Plan are being presented for re-approval by the stockholders in order to preserve the Company’s deduction under Code Section 162(m) for certain performance-based compensation that may be paid to its executive officers. The purpose of the Incentive Plan is to further the Company’s ability to attract and retain qualified executives by providing performance-based compensation as an incentive for their efforts to achieve financial and strategic objectives.

The Incentive Plan authorizes the payment of annual incentive compensation to eligible employees of the Company. Participation in the Incentive Plan is limited to the executive officers of the Company and any other employees of the Company or its subsidiaries which the Compensation Committee, at the time it sets performance goals for a particular year, reasonably believes may be deemed to be covered employees for such year under Code Section 162(m), as the same may be amended from time to time. Under Code Section 162(m), a covered employee currently is defined as any individual who, on the last day of the taxable year, is the CEO of the Company or acting in that capacity, or among the four highest compensated officers of the Company (other than the CEO) determined pursuant to the executive compensation rules under the Exchange Act.

The Incentive Plan will be administered by a committee of the Board of Directors consisting solely of two or more outside directors, as defined in the regulations under Code Section 162(m). Until specified otherwise, the Compensation Committee will administer the Incentive Plan.

At the beginning of each fiscal year, the Compensation Committee will select the participants in the Incentive Plan for that year. An employee hired or promoted during the year may subsequently be named as a participant. No later than 90 days after the beginning of the year, the Compensation Committee will specify in writing the performance goals and annual performance incentive payments that are to apply for that year. Performance incentive payments may vary among participants from year to year, but the maximum incentive payment to any participant in a year is $10,000,000
.

The performance goals established by the Compensation Committee will be stated in terms of objective standards or formulae and must be based upon one or more of the following factors: (i) earnings before interest expense, taxes, depreciation and amortization, or “EBITDA;” (ii) earnings before interest expense and taxes “EBIT;” (iii) net earnings; (iv) net income; (v) operating income; (vi) earnings per share; (vii) book value per share; (viii) return on stockholders’ equity; (ix) capital expenditures; (x) expenses and expense ratio management; (xi) return on investment; (xii) improvements in capital structure; (xiii) profitability of an identifiable business unit or product; (xiv) maintenance or improvement of profit margins; (xv) stock price; (xvi) market share; (xvii) revenues or sales; (xviii) costs; (xix) cash flow; (xx) working capital; (xxi) return on assets; (xxii) economic value added; (xxiii) expansion of the store base; (xxiv) gross or net profit; (xxv) business expansion or consolidation (acquisitions and divestitures); and (xxvi) strategic plan development and implementation.. The foregoing criteria may relate to the Company as a whole, one or more of its subsidiaries, one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Compensation Committee determines. At the time the performance goals are determined, or at any time prior to the final determination of annual performance incentive compensation, the Compensation Committee may, to the extent permitted under Section 162(m) of the Code and the regulations promulgated thereunder, adjust the performance goals to reflect the impact of specified corporate transactions (such as a stock-split or stock dividend), special charges, non-core business operations, foreign currency effects, accounting or tax law changes and other extraordinary or nonrecurring events. In addition, the Compensation Committee retains the sole discretion to decrease, but not increase, the amount of any Performance Award that would otherwise be payable pursuant to the terms of the Plan.

The Compensation Committee will certify for each participant whether the performance goals for that year have been met. If such goals have been met, the Compensation Committee may authorize payment of the performance incentive compensation to the participant. The Compensation Committee has discretion to reduce, but not to increase, the previously established annual performance incentive compensation if the performance goals have been met. Annual performance incentive compensation awards will be paid in cash or as otherwise determined by the Compensation Committee. However, such payment may be subject to deferral pursuant to the provisions of any applicable deferred compensation Incentive Plan maintained by the Company or its subsidiaries.
If a participant’s employment is terminated for cause during a performance year, he or she will not receive any annual performance incentive compensation for that year. To the extent not governed by an applicable contractual arrangement between the Company and the participant, upon a change in control (as defined in the Incentive Plan) the Company will pay to each individual who was a participant in the Plan immediately prior to the change in control a pro-rated performance award based on performance results achieved through the date of the change in control.

The Board of Directors may amend or terminate the Incentive Plan at any time, but no such amendment or termination will affect the payment of annual performance incentive compensation for a year already ended, and no such amendment may, without the approval of the stockholders, change the material terms of a performance goal or effect any other change that would cause the loss of a tax deduction to the Company under Code Section 162(m) absent stockholder approval.

Federal Income Tax Consequences

A participant will recognize ordinary income, and the Company will be allowed a tax deduction, at the time annual performance incentive compensation is paid or payable. Code Section 162(m) provides that no federal income tax deduction is allowed for compensation paid to a covered employee in any taxable year to the extent that such compensation exceeds $1,000,000. This deduction limitation does not apply to compensation that is performance-based compensation within the meaning of the Code Section 162(m) regulations. The Incentive Plan is intended to preserve the Company’s federal income tax deduction for annual performance incentive compensation payments under the Incentive Plan by meeting the requirements for performance-based compensation under Code Section 162(m).

Benefits to Named Executive Officers and Others

Only the executive officers are currently eligible to participate in the Incentive Plan. It is not possible at this time to determine with respect to the named executive officers or the executive officers as a group the benefits or amounts that will be received by such persons under the Incentive Plan.

Required Vote

Approval of this resolution requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the re-approval of the performance goals of the Executive Performance Incentive Plan.

ITEM 4

TO VOTE ON A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Under Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the CEO, CFO, and the three other most highly compensated executive officers (collectively, the “named executive officers”) as disclosed in this proxy statement in accordance with SEC rules.

The Board of Directors has determined to hold an advisory vote on the compensation of named executive officers each year. At the 2014 Annual Meeting, the Company held its non-binding stockholder advisory vote on executive compensation and approximately 91% of the shares present and entitled to vote were cast to support the compensation of the Company’s named executive officers.

Accordingly, the Board is seeking the advisory vote of stockholders on the compensation of the named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on the Company’s named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers.

In fiscal 2014, the Company achieved its highest consolidated total revenue and earnings in its history, as consolidated total revenue from continuing operations increased 8% (10% on a constant currency basis) over fiscal 2013 and diluted earnings per share from continuing operations increased 3% over fiscal 2013. Through a combination of new store openings and strategic acquisitions, the Company added 111 store locations in 2014, representing a net increase of 11% in the consolidated store count. These accomplishments were significant given the significant decline in gold prices in 2014 and the competitive and regulatory pressures affecting the Company’s non-core payday loan operations. While these fiscal 2014 operating results were positive, the full year results were below the Company’s original expectations and were accordingly reflected in the performance-based compensation of the CEO and the CFO. The Compensation Committee elected to apply a discretionary 20% reduction in the dollar value of all amounts awarded under the APIP in 2014. In addition, 25% of the performance-based restricted stock awards granted in March 2014 under the RSIP were eligible for vesting in fiscal 2014, but based on the Company’s performance in 2014, none of these awards were earned and such awards were forfeited.

As discussed in “Compensation Discussion and Analysis,” the Company has designed its executive compensation program to attract and retain the highest quality executive officers, directly link pay to performance, and build value for stockholders. The program provides total compensation opportunities at levels that are competitive in the industry, ties a significant portion of each executive’s compensation to his or her individual performance and contribution to achieving business objectives, and closely aligns the interests of the executives with the interests of the Company’s stockholders. Accordingly, the Board of Directors invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under executive compensation, and cast a vote to approve the compensation of the Company’s named executive officers through the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2015 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and Compensation Committee value the opinions of the Company’s stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Compensation Committee or Board will consider the Company’s stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the resolution approving the overall compensation of the named executive officers for the 2014 fiscal year.

OTHER MATTERS

Management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matter. Neither Delaware law nor the Company’s certificate of incorporation or bylaws provides stockholders with dissenters’ rights in connection with any of the proposals to be voted on at the Annual Meeting.

COST OF SOLICITATION

The Company will bear the costs of the solicitation of proxies from its stockholders. In addition to the use of mail, directors, officers and regular employees of the Company may solicit proxies in person or by telephone or other means of communication. The directors, officers and employees of the Company will not be compensated additionally for the solicitation but may be reimbursed for out-of-pocket expenses in connection with the solicitation. Arrangements are also being made with brokerage houses and any other custodians, nominees and fiduciaries of the forwarding of solicitation material to the beneficial owners of the Company’s Common Stock, and the Company will reimburse the brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

STOCKHOLDER PROPOSALS

The Company has not received any stockholder proposals for this Annual Meeting. Proposals by stockholders intended to be presented at next year’s Annual Meeting of Stockholders must be received by the Company for inclusion in the Company’s proxy statement and form of proxy relating to that meeting no later than January 1, 2016 and the proposal must otherwise comply with Rule 14a-8 promulgated by the SEC pursuant to the Exchange Act. Separate and apart from the requirements of Rule 14a-8 relating to inclusion of a stockholders’ proposal in the Company’s proxy statement, the Company’s bylaws require advance notice for a stockholder to bring nominations of directors or any other action before any annual meeting of stockholders. Specifically, Section 3.5 of the Company’s bylaws requires notice of nominations of directors or any other action to be received by the Company not less than sixty (60) days nor more than ninety (90) days prior to the date of such annual meeting; provided, however, that in the event less than 75 days’ notice of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 15th day following the date on which such notice of the date of the annual meeting was mailed. Further, the notice must contain the information set forth in Section 3.5 of the Company’s bylaws.

By Order of the Board of Directors,

/s/ R. Douglas Orr
Arlington, Texas	R. Douglas Orr
April 30, 2015	Executive Vice President, Chief Financial Officer, Secretary and Treasurer

VOTE BY INTERNET - www.proxyvote.com
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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

REVOCABLE PROXY
FIRST CASH FINANCIAL SERVICES, INC.
ANNUAL MEETING OF STOCKHOLDERS
June 22, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST CASH FINANCIAL SERVICES, INC. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED BELOW. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS BELOW. IN THEIR DISCRETION, MESSRS. WESSEL AND ORR ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

The undersigned hereby appoints Rick L. Wessel and R. Douglas Orr the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of First Cash Financial Services, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of First Cash Financial Services, Inc. to be held at 690 East Lamar Boulevard, Suite 400, Arlington, Texas on Monday, June 22, 2015 at 10:00 a.m., and any and all adjournments thereof, with all of the powers which the undersigned would possess if personally present, for the following purposes. This proxy will be voted for the choice specified; however you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	[ ]	[ ]	[ ]
Nominees:

01	Mr. Rick L. Wessel

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.
					For	Against	Abstain
2.	Ratification of the selection of Hein & Associates LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015.				[ ]	[ ]	[ ]

3.	Re-approve the material terms of performance goals for qualified performance-based awards under the Company’s Executive Performance Incentive Plan.				[ ]	[ ]	[ ]

4.	Approve, by non-binding vote, the compensation of named executive officers as described in the proxy statement.				[ ]	[ ]	[ ]

(Date)		(Signature)			(Signature if jointly held)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.